UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2014 (December 23, 2014)

Freshpet, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-36729	20-1884894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(Address of Principal Executive Offices, including Zip Code)

(201) 520-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2014, Freshpet, Inc. (the “Company”) entered into Amendment Number One (the “First Amendment”) to the Second Amended and Restated Loan and Security Agreement by and between the Company and City National Bank, a national banking association, as the arranger and administrative agent, and the lenders thereto (the “Loan Agreement”). The First Amendment reflects that the Company repaid the 5-year $18.0 million term facility under the Loan Agreement and increased the term loan commitment earmarked primarily for capital expenditures from $12.0 million to $30.0 million (the “Capex Commitments”). Any undrawn Capex Commitments will expire on November 13, 2017. The First Amendment also (i) amended certain (A) fees related to the Capex Commitments and (B) financial covenants relating to capital expenditures and (ii) requires the Company to pay customary fees and expenses related to the First Amendment.

The foregoing is a summary of the terms of the First Amendment and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment Number One to Second Amended and Restated Loan and Security Agreement, dated December 23, 2014, by and between the Company and City National Bank, a national banking association, as the arranger and administrative agent and the lenders thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRESHPET, INC.

Date: December 29, 2014

	By:	/s/ Richard Kassar
	Name:	Richard Kassar
	Title:	Chief Financial Officer